EXHIBIT A
March 30, 2007
Consent of Independent Accountants
We hereby consent to the use in the Annual Report on Form 40-F of Canadian Pacific Railway Limited and Canadian Pacific Railway Company for the year ended December 31, 2006 (the “Form 40-F”), and the incorporation by reference in the Registration Statements: Form S-8 no. 333-13962 (Canadian Pacific Railway Limited), Form S-8 no. 333-127943 (Canadian Pacific Railway Limited), and Form S-8 no. 333-140955 (Canadian Pacific Railway Limited), of our report to the shareholders of Canadian Pacific Railway Limited relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, and our Comments by Auditors on Canada-U.S. Reporting Difference each dated March 2, 2007, which appear in the Annual Report to shareholders which is included in this Annual Report on the Form 40-F.
Yours very truly,
(signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International
Limited, each of which is a separate and independent legal entity.

A-1